Exhibit 10.3

AMENDMENT TO

NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS UNDER THE

FIRST DATA CORPORATION 1992 LONG-TERM INCENTIVE PLAN

Paragraph 5 of the terms and conditions of the award agreements applicable to the nonqualified stock options that were granted initially under the First Data Corporation 1992 Long-Term Incentive Plan to persons who are currently members of the Executive Committee of The Western Union Company and to persons who become members of the Corporation’s Executive Committee in the future, effective upon their becoming members of the Corporation’s Executive Committee, which stock options were converted into stock options under The Western Union Company 2006 Long-Term Incentive Plan (the “1992 LTIP Award Agreements”) are hereby amended by replacing the existing Paragraph 5 under the 1992 LTIP Award Agreements with the following new Paragraph 5:

5.	This option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution and is exercisable during your lifetime only by you; provided, however, that as long as you continue to be a member of the Executive Committee of the Company this option may, to the extent it is then exercisable, be transferred by you without consideration (except in the case of a transfer to a limited liability company or partnership which is a “Family Entity,” in which case such transfer may be in exchange for consideration permitted by this paragraph) and in accordance with the other provisions of this paragraph to (i) one or more individuals, each of whom is, as of the date of such transfer, a “Member of Your Family” or (ii) a “Family Entity” and, to the extent so transferred, your right to exercise this option shall thereafter be exercisable by such transferee(s) in accordance with the terms hereof.

As used in this paragraph, the term “Member of Your Family” shall mean any spouse, parent, child, stepchild, grandchild, sibling, mother and father-in-law, son and daughter-in-law, stepparent, grandparent, former spouse, niece, nephew, brother and sister-in-law, including adoptive relationships. As used in this paragraph, the term “Family Entity” shall mean a trust the beneficiaries of which consist solely of your and/or one or more Members of Your Family or a foundation, limited liability company or partnership (limited or general) whose members or partners, as the case may be, consist solely of your and/or one or more Members of Your Family. Subject to the other provisions of this paragraph, in the case of a transfer of this option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made.

Any transfer of this option, or any portion hereof, shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgment by the Committee of the Committee’s receipt and acceptance of such notice. Any transfer of this option, or any portion hereof, shall also be subject to the satisfaction of the Company’s General Counsel that such transfer will be in compliance with applicable law. If this option is transferred to a Member of Your Family or to a Family Entity pursuant to this paragraph, it shall not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Member of Your Family or Family Entity, as the case may be, except by will or the laws of descent and distribution. If you or a permitted transferee or anyone claiming under or through you or a permitted transferee attempts to violate this paragraph, such attempted violation shall be null and void, and the Company’s obligation to make any further payments (stock or cash) hereunder shall terminate. If at the time of your death this option has not been fully exercised, your estate or any person who acquires the right to exercise this option by permitted transfer, bequest or inheritance or by reason of your death may, at any time within one year after the date of your death (but in no event after the expiration of ten years from the Date of Grant), exercise this option with respect to the number of shares, determined under Paragraph 3 above, as to which you could have exercised this option at the time of your death, or with respect to such greater number of shares as determined by the Committee in its sole discretion. The applicable requirements of Paragraph 4 above must be satisfied at the time of such exercise. Subsequent to a transfer of this option, or a portion hereof, pursuant to this paragraph, any actions which would otherwise require your consent shall, with respect to the portion of this option so transferred, require only the consent of the transferee(s).

The Committee has delegated its responsibilities under this Paragraph 5 to the Company’s General Counsel.